News Release
NYSE: MYE

Contact:
Donald A. Merril, Vice President &
Chief Financial Officer
(330) 253-5592

Max Barton, Investor Relations Manager
(330) 761-6106

MYERS INDUSTRIES' 2006 FIRST QUARTER SETS RECORDS
Best Net Sales and Net Income for Any Quarter in the Company's History

FOR IMMEDIATE RELEASE: April 25, 2006, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE) today announced that net sales of $244.9 million for the first quarter ended March 31, 2006, set an all-time record for any quarter in the Company's history, increasing 3.7 percent from the $236.2 million reported for the first quarter of 2005. Foreign currency translation did not have a material effect on net sales in the first quarter of 2006.

Net income also set an all-time quarterly record at $10.8 million, an increase of 38.4 percent from $7.8 million last year. Net income per share was $0.31, an increase of 40.9 percent compared with $0.22 in the first quarter of 2005. Foreign currency translation did not have a material effect on net income in the first quarter of 2006.

John C. Orr, president and chief executive officer, said, "We are pleased with our performance in the first quarter, which continued to be driven by our focus on strategic selling price adjustments, operating expense controls, and productivity enhancements."

The Company achieved solid performance in its Distribution, North American Material Handling, Automotive and Custom, and Lawn and Garden Segments. Ongoing improvements in the Company's European Material Handling Segment were hurt by slowness in the European markets it serves, compared to the Company's similar business and markets in North America.

Orr concluded, "We believe our strong business fundamentals and strength in key markets will position us for sustainable, profitable growth in 2006 and beyond."

Benefits from Cost Controls
Selling and administrative expenses for the first quarter of 2006 decreased as a percent of sales to 20.0 percent from 20.3 percent in 2005. Management continues to emphasize aggressive cost controls, preserving cost reductions already gained, and further application of lean processes and streamlining.

Raw Material Costs & Gross Margins
While the prices for plastic raw materials were 8 percent higher on average in the first quarter of 2006

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compared to the first quarter of 2005, raw material prices showed a slight decline compared to the historic highs posted in the fourth quarter of 2005. With continued efforts through higher selling prices to recover input costs-- both current and those not fully realized through 2005-- the Company was able to mostly offset the effects of the higher raw material costs in the first quarter of 2006. As a result, gross margins in the first quarter of 2006 increased to 28.3 percent of net sales compared to 27.0 percent in the first quarter of 2005.

Business Segment Results

Distribution Segment
The Distribution Segment is engaged in the distribution of equipment, tools, and supplies used for tire servicing and undervehicle repair in markets ranging from retail and truck tire dealers to auto dealers and commercial fleet operations. In this segment, net sales were $46.5 million in the first quarter of 2006, an increase of 10.4 percent compared to $42.1 million in the first quarter of 2005. Demand and sales in all major product categories remained steady across the segment's markets.

Income before taxes increased 29.7 percent to $4.8 million compared to $3.7 million in last year's first quarter. This improvement was due to higher sales, pricing, and effective cost controls.

Material Handling-- North America Segment
In the Material Handling-- North America Segment, the Company's plastic reusable containers and pallets serve manufacturing, automotive, industrial, agriculture, food, and various other markets. This segment's net sales in the first quarter of 2006 were $62.0 million, an increase of 7.3 percent compared to $57.8 million in the prior year. Net sales benefited from strong demand in a diverse mix of end markets, as well as strategic selling price adjustments in certain product lines and markets.

Income before taxes for Material Handling-- North America was $8.4 million in the first quarter of 2006, an increase of 68.0 percent compared to $5.0 million in last year's first quarter. The key factors influencing first quarter profitability include higher selling prices, improved mix, and productivity gains.

Material Handling-- Europe Segment
With products and markets similar to North America, the Material Handling-- Europe Segment's net sales in the first quarter of 2006 were $39.2 million, a decrease of 11.6 percent compared to $44.3 million in the first quarter of 2005. Slow growth in some areas of the European markets the Company serves constrained demand for certain product lines. The translation of foreign currencies, primarily the euro, decreased the segment's first quarter net sales by $2.5 million.

Income before taxes was $772,000 in the first quarter of 2006, a decrease of 1.7 percent compared to $785,000 in the first quarter of 2005. Continued progress with lower operating expenses, along with strategic selling price adjustments in some product lines, helped to mostly offset the negative impact on the segment's profitability from market weakness and the resulting lower sales volumes.

Automotive and Custom Segment
The Automotive and Custom Segment serves a wide range of OEM automotive, heavy truck, recreational vehicle, and other industrial niche markets with diverse plastic and rubber products. In the first quarter of 2006, net sales were $51.9 million, an increase of 8.1 percent compared to $48.0 million in the first quarter of 2005, due to continued strength in the segment's markets and gains made with product pricing.

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Income before taxes in the Automotive and Custom Segment was $3.8 million in the first quarter of 2006, an increase of 46.2 percent compared to $2.6 million in the first quarter of 2005. Strong momentum with increased selling price adjustments to recapture raw material costs, as well as operating expense controls and higher sales volumes, were the primary factors influencing profitability in this segment during the first quarter of 2006.

Lawn and Garden Segment
In the Lawn and Garden Segment, the Company designs and manufactures plastic flowerpots, nursery containers, hanging baskets, custom-printed pots, and decorative resin planters for grower, nursery, and retail markets. The segment's net sales in the first quarter of 2006 increased 1.4 percent to $51.5 million compared to the first quarter of 2005, in which the Company set a first quarter record with net sales of $50.8 million.

Income before taxes in the Lawn and Garden Segment was $6.8 million in the first quarter of 2006, an increase of 1.5 percent compared to $6.7 million in the prior year. The segment continued to benefit from lower operating expenses and gains in selling prices and productivity initiatives.

Capital Expenditures and Total Debt
Capital expenditures for the first quarter were $4.5 million and are expected to be in the range of $25 to $30 million for the year. Total debt at March 31, 2006 was $250.7 million, a reduction of $2.1 million from $252.8 million at December 31, 2005. Total debt as a percentage of total capitalization was 42 percent at March 31, 2006, compared to 43 percent at December 31, 2005.

Summary and Outlook
The Company is optimistic that its North American end markets will remain strong throughout the year, and that improvements will be made in the European markets. Efforts in selling prices, cost controls, productivity, and other operating initiatives are expected to yield further benefits throughout the year. While the Company is encouraged by the slight fallback of raw material costs in the first quarter of 2006, increases from major suppliers have been announced for implementation in the second quarter. The Company will remain vigilant and aggressive with strategic pricing, purchasing, and productivity initiatives to recover its future input costs and to ensure that it is providing customers with the high-quality products, services, and value they expect.

No Conference Call Scheduled
The Company will not conduct a conference call to review the first quarter 2006 results. The next regular conference call will be to review second quarter and six months performance.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had record net sales of $903.7 million in 2005.Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." These statements involve a number of risks and uncertainties, many outside of the Company's control that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments, unanticipated downturn in business relationships with customers or their purchases from us, competitive pressures on sales and pricing, increases in raw material costs or other production costs, and further deterioration of economic and financial conditions in the United States and around the world. Myers Industries does not undertake to update forward-looking statements contained herein.

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MYERS INDUSTRIES, INC
CONDENSED STATEMENTS OF INCOME

	Quarter Ended
	March 31,

	2006	2005

Net Sales	$244,857,232	$236,225,160
Cost of Sales	175,452,431	172,398,322

Gross Profit	69,404,801	63,826,838
Operating Expenses	48,941,005	47,894,958

Operating Income	20,463,796	15,931,880
Interest Expense	3,949,552	3,835,566

Income Before Income Taxes	16,514,244	12,096,314
Income Taxes	5,717,000	4,327,000

Net Income	$10,797,244	$7,769,314

Net Income Per Basic and Diluted Common Share	$.31	$.22

Weighted Average Common Shares Outstanding*	34,874,580	34,663,166

CONDENSED STATEMENTS OF FINANCIAL POSITION
As of March 31, 2006 and 2005

	2006	2005

Assets
Current Assets	$305,243,393	$304,757,101
Other Assets	281,613,125	286,367,298
Property, Plant, and Equipment	193,194,342	203,162,071

	$780,050,860	$794,286,470

Liabilities and Shareholders' Equity
Current Liabilities	$128,578,630	$139,266,851
Deferred Income Taxes	35,110,720	28,963,089
Other	12,667,000	5,740,337
Long Term Debt	249,733,628	276,169,790
Shareholders' Equity	353,960,882	343,498,080

	$780,050,860	$787,897,810

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